Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of USA Rare Earth, Inc. (“USAR” or the “Company”), and the historical consolidated financial statements of SVRE Holdings Ltd. (“SVRE”), and gives effect to (i) the Merger (as defined below), (ii) the Private Placement (as defined below), (iii) the Retained Finance Agreement (as defined below), and (iv) the Offtake Agreement (as defined below) (collectively, the “Pro Forma Transactions”).

On August 21, 2024, Inflection Point Acquisition Corp. II, a Cayman Islands exempted company (“IPXX”) entered into a Business Combination Agreement (as amended on November 11, 2024 and January 30, 2025, the “Business Combination Agreement”), by and among IPXX, USA Rare Earth, LLC, a Delaware limited liability company, and IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of IPXX. Pursuant to the Business Combination Agreement, IPXX Merger Sub, LLC merged with and into USA Rare Earth, LLC, with USA Rare Earth, LLC continuing as the surviving company, and IPXX changed its name to USA Rare Earth, Inc. On March 13, 2025, USAR consummated the previously announced merger contemplated by the Business Combination Agreement and USA Rare Earth, LLC became a direct wholly owned subsidiary of USAR. This transaction is already reflected in the USAR historical audited consolidated balance sheet as of December 31, 2025 and the historical statement of operations of IPXX from January 1, 2025 to March 12, 2025 is not material to the pro forma presentation of the Merger (as defined below) for the purpose of unaudited pro forma condensed combined statement of operations.

Merger

On April 19, 2026, USAR entered into a Merger Agreement by and among (i) USAR, (ii) Middlebury Merger Sub Ltd. (“Merger Sub”), (iii) SVRE, and (iv) Serra Verde Rare Earths Ltd. The Merger Agreement provides for the merger of SVRE with and into Merger Sub, with Merger Sub surviving such merger as an indirect, wholly owned subsidiary of USAR (the “Merger”), subject to the satisfaction or waiver of the conditions precedent to such closing. On September 3, 2026 (“Closing Date”), USAR completed the Merger through issuance of 126,849,307 shares of USAR’s common stock, par value $0.0001 per share (“Common Stock”) and paid an aggregate of $300.0 million of Merger consideration.

On the Closing Date, all outstanding warrants of SVRE, including the DFC Warrants, were automatically exercised and converted into SVRE ordinary shares immediately prior to the Merger. All outstanding RSUs and SARs, whether vested or unvested, were accelerated in full and cancelled in exchange for a pro rata portion of the Merger consideration. Stock options not subject to performance conditions were similarly cancelled on a cashless basis for Merger consideration, while performance-vesting options held by continuing service providers were substituted with USAR RSUs subject to continued service vesting.

Private Placement

On January 26, 2026, USAR, entered into a securities purchase agreement, for the private placement of 69,767,442 shares of the USAR’s Common Stock, for aggregate gross proceeds of approximately $1.5 billion, at a price per share of $21.50 (the “Private Placement”). USAR closed the Private Placement and issued the shares of Common Stock on January 28, 2026.

Parent Loan Agreement

Concurrently with the execution of the Direct Funding Agreement (“DFA”) and the Loan Guarantee Agreement (“LGA”), USAR entered into a Securities Issuance Agreement with the DOC and issued to the DOC 16,132,790 shares of Common Stock (the “SIA Shares”) and a warrant to purchase 17,600,584 shares of Common Stock at an exercise price of $17.17 per share (the “DOC Warrants”). The SIA Shares were issued in exchange for access to the awards pursuant to the Direct Funding Agreement, and the DOC Warrants were issued in exchange for obtaining the Loan Guarantee Agreement.

On June 3, 2026 (the “Award Date”), USAR issued the SIA Shares and DOC Warrants to the DOC. The SIA Shares were measured at fair value based on USAR’s closing stock price of $27.98 per share on the Award Date, resulting in an aggregate fair value of $451.4 million, treated as a deferred equity cost. the DOC Warrants were initially measured at fair value of $430.9 million ($24.48 per warrant share) on the Award Date based on an independent third-party valuation. The combined fair values for the SIA Shares and DOC Warrants were treated as the total cost incurred to obtain access to the funding arrangement under the DFA and LGA, and along with other financing costs, were recognized as deferred arrangement costs in the condensed consolidated balance sheets as of June 30, 2026.

The deferred equity cost associated with the SIA Shares under the DFA arrangement will remain on the balance sheet until DFA disbursements are received. Upon receipt of approved cash disbursements, the Company will reduce a proportionate share of the deferred equity cost with an offset to additional paid in capital. The disbursement of the DFA is subject to the achievement of various project-specific milestones, the making of cash equity contributions by USAR to its subsidiaries, the satisfaction of financial ratio and liquidity thresholds, the receipt of required permits and approvals and other customary conditions, which have not yet been satisfied as of the date of this filing. No amortization of the deferred arrangement costs have been reflected in the accompanying unaudited pro forma condensed combined financial information.

The Company has determined that the DOC warrant is liability-classified, with an initial fair value of $24.48 per common share, or $430.9 million in aggregate as of the Award Date. The DOC Warrant liability will be remeasured at fair value at the end of each reporting period, with changes in fair value recognized as a gain or loss within other income (expense), net in the Company’s condensed consolidated statements of operations and comprehensive income (loss). The DOC Warrant liability was initially recorded at fair value with an offsetting entry recorded as a deferred arrangement costs until the debt associated with the Parent Loan Agreements is drawn. Upon each draw, the deferred arrangement cost will be derecognized proportionately, and recorded as a component of the related debt’s amortized cost basis, which will be amortized over the term of the debt using the effective interest method. As of the date of this filing, no amounts associated with the Parent Loan Agreements had been drawn. Accordingly, no reclassification of the deferred arrangement cost to related debt’s amortized cost basis has been reflected on the Company’s unaudited pro forma condensed combined balance sheet as of June 30, 2026, and no related amortization expense has been reflected in the Company’s unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025.

The Retained Finance Agreement

On January 21, 2026, SVRE entered into a Finance Agreement with the United States International Development Finance Corporation (the “DFC”), which was amended on March 5, 2026 (as further amended from time to time, the “Retained Finance Agreement”). The Retained Finance Agreement provides SVRE with long-term debt financing to support its rare earth mining and processing operations in an aggregate committed amount not to exceed $565.0 million, consisting of (i) an initial loan tranche with a principal amount not to exceed $465.0 million (the “Initial Loan”), and (ii) a second loan tranche with a principal amount not to exceed $100.0 million (the “Incremental Loan”).

On May 28, 2026, SVRE and the DFC entered into the Second Amendment to the Finance Agreement, and extended the loan term for both tranches from up to 12 years to up to 15 years from the first closing date, upon the execution of the Offtake Agreement (see discussion below). In connection with the Incremental Loan, DFC was issued two warrants (the “DFC Warrants”) granting a combined 12% fully diluted equity interest in the Company, which will automatically exercise upon the closing of the Merger, at which point the Incremental Loan shall be deemed extinguished in full. The Incremental Loan was closed on June 4, 2026. As of June 30, 2026, the aggregate outstanding principal amount of indebtedness of SVRE and its subsidiaries under the Retained Finance Agreement was $425.0 million. On the Closing Date, the DFC Warrants were exercised and the Incremental Loan was extinguished in full.

The Initial Loan, Incremental Loan and DFC Warrants were reflected in the historical unaudited condensed consolidated balance sheet of SVRE as of June 30, 2026, and accordingly, no adjustment has been reflected within the unaudited pro forma condensed combined balance sheet for such amounts. Adjustments for the Initial Loan within the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025 were included assuming the Initial Loan was executed and drawn down on January 1, 2025. The DFC Warrants exercise and the extinguishment of the Incremental Loan upon closing of the Merger, have been included as purchase price adjustment as part of the purchase consideration. Adjustments related to accrued interest, interest expense and issuance cost for DFC Incremental Loan have been included as transaction adjustments within the unaudited proforma condensed combined financial statements as of and for the six months ended June 30, 2026.

The Offtake Agreement

On or about the date of the Merger Agreement, SV Management Switzerland AG (“SV Management Switzerland”), a subsidiary of SVRE, entered into an offtake agreement with a special purpose vehicle capitalized by the U.S. government, as well as private capital sources (the “Counterparty”) (as amended from time to time, the “Offtake Agreement”) for the long-term supply of rare earth materials produced by SVRE.

The Offtake Agreement provides for the sale of 100% of the rare earth products produced from phase one of the Pela Ema project, subject to limited carve-outs. The Incremental Loan was fully disbursed on June 4, 2026, and SVRE’s delivery obligation will be for 100% of phase one production. The agreement remains in effect until the earlier of specified production-based volume delivery thresholds and the date that is 20 years after the date on which SVRE’s facility becomes capable of producing the contemplated products (the “Commercial Operations Date”), unless extended with the consent of the U.S. government. Pricing is based on annually escalated contractual floor prices, with amounts above the applicable floor price, as well as certain cost savings and yield variances, allocated 70% to SV Management Switzerland and 30% to the Counterparty. Commencement of deliveries is subject to the satisfaction or waiver of specified conditions precedent by the agreed long-stop date, June 12, 2026, and either party may terminate the agreement without liability if such conditions were not satisfied or waived by that date. On June 29, 2026, SV Management Switzerland and the Counterparty entered into an amendment, consent and waiver to the Offtake Agreement that extended the long-stop date from June 12, 2026 to August 14, 2026. The long-stop date was further extended to August 21, 2026 and all conditions were satisfied on this day. SVRE has not recorded any accounting entries related to the Offtake Agreement in their unaudited condensed consolidated financial statements as of June 30, 2026. Adjustments related to the Offtake agreement have been included within the unaudited pro forma condensed combined balance sheet as of June 30, 2026.

Issuance of Earnout Shares

In connection with the business combination between the Company and USA Rare Earth, LLC, the Company agreed to issue common stock of the Company (the “earnout shares”) to certain shareholders of USA Rare Earth, LLC in two tranches upon the occurrence of certain triggering events. On April 15, 2026, the Company achieved the market-price condition for the first tranche of earnout shares, as the Company’s common stock exceeded $15.00 per share for at least 20 out of 30 consecutive trading days. 5.05 million shares were issued to USA Rare Earth, LLC shareholders. The second tranche of 5.05 million earnout shares were issued on May 15, 2026 when the Company achieved the market-price condition for the second tranche, as the Company’s common stock exceeds $20.00 per share for at least 20 out of 30 consecutive trading days.

The earnout shares were classified as liabilities and remeasured at fair value on a recurring basis prior to conversion. Upon issuance of the two tranches of the earnout shares, the related earnout liability was reclassified to common stock and additional paid-in capital. The effect of the conversion has been included within the Company’s unaudited condensed consolidated balance sheets as of June 30, 2026.

Presentation Periods

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 combines the unaudited condensed consolidated balance sheet of USAR as of June 30, 2026 with the unaudited condensed consolidated balance sheet of SVRE as of June 30, 2026, giving effect to the Pro Forma Transactions as if it had been consummated on June 30, 2026.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 combines the unaudited condensed consolidated statement of operations of USAR for the six months ended June 30, 2026 with the unaudited condensed consolidated statement of operations of SVRE for the six months ended June 30, 2026, giving effect to the Pro Forma Transactions as if it had been consummated on January 1, 2025.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the audited consolidated statement of operations of USAR for the year ended December 31, 2025 with the audited consolidated statement of operations of SVRE for the year ended December 31, 2025, giving effect to the Pro Forma Transactions as if it had been consummated on January 1, 2025.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

●	The historical audited consolidated financial statements of USAR as of and for the year ended December 31, 2025, as included in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2026;

●	The historical unaudited condensed consolidated financial statements of USAR as of and for the six months ended June 30, 2026, as included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2026;

●	The historical audited financial statements of SVRE as of and for the year ended December 31, 2025, included as Exhibit 99.3 in the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2026.

The historical unaudited condensed consolidated balance sheet and statement of operations of SVRE as of and for the six months ended June 30, 2026 are derived from the books and records of SVRE. The unaudited pro forma condensed combined financial information should also be read together with other financial information included elsewhere or filed with the SEC.

Accounting for the Merger

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). USAR has been identified as an accounting acquirer for accounting purposes, and thus accounts for the Merger as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, SVRE’s assets and liabilities are recorded at their respective fair values. Any difference between the purchase price for SVRE and the fair value of the identifiable net assets acquired (including intangibles) is recorded as goodwill. The assets and liabilities of SVRE have been measured based on various preliminary estimates using assumptions that USAR’s management believes were reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information.

Differences between these preliminary estimates and the final purchase accounting may occur, and the final purchase accounting could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information and could have a material impact on the combined company’s future results of operations and financial position.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information appearing below does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from what will be recorded upon completion of the final purchase price allocation.

The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Pro Forma Transactions, which are discussed in further detail below. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and do not purport to represent the combined company’s consolidated results of operations or the consolidated financial position that would actually have occurred had the Pro Forma Transactions been consummated on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.

The accounting policies followed in preparing the unaudited pro forma condensed combined financial information are those used by USAR as set forth in the audited historical financial statements. Based on the Company’s initial review and understanding of SVRE’s significant accounting policies, there are no material adjustments required at this time to conform SVRE’s historical financial information to USAR’s significant accounting policies. A more comprehensive comparison and assessment will occur, which may result in additional differences being identified. Additionally, USAR has included certain preliminary presentation adjustments for consistency in the financial statement presentation. See Notes 2 and 3 below for more information.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the Merger.

USAR and SVRE have not had any historical material relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2026
(in thousands)

	USAR Historical	SVRE Historical	Presentation Adjustments		Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$1,530,147	$162,413			$(300,000)	(B)	$1,392,007
					$(553)	(D)
Accounts receivables	6,270	31					6,301
Inventories	50,138	24,667					74,805
Prepaid expenses	12,347						12,347
Other assets, current	73,687	4,217	-		-		77,904
Total current assets	1,672,589	191,328	-		(300,553)		1,563,364
Property, plant and equipment, net	146,751	736,964	766	(A)	2,385,149	(B)	3,254,507
			(15,123)	(A)
Mineral interests	17,339	-	15,123	(A)			32,462
Goodwill	134,848	-			467,679	(B)	602,527
Other intangible assets, net	65,899	-			246,691	(B)	312,590
Equipment deposits	46,904	-					46,904
Operating lease right-of-use assets	2,151	-					2,151
Deferred arrangement costs	912,091	-					912,091
Other non-current assets	255	984	(766)	(A)			473
Total assets	$2,998,827	$929,276	$-		$2,798,966		$6,727,069

LIABILITIES, MEZZANINE AND STOCKHOLDER’S EQUITY
Liabilities
Current liabilities
Accounts payable	$17,367	$37,080	$(21,382)	(A)			$33,065
Accrued liabilities	31,679	-	28,726	(A)	96,372	(C)	156,224
					(553)	(D)
Contract liabilities, current	1,328	-					1,328
Salaries and social charges	-	5,985	(5,985)	(A)			-
Taxes payable	-	532					532
Other current liabilities	-	1,359	(1,359)	(A)			-
Royalty agreement, current	-	19,429					19,429
DFC loan, current	-	6,107					6,107
Finance leases, current	290	717					1,007
Operating leases, current	350	-					350
Total current liabilities	51,014	71,209	-		95,819		218,042
Non-current liabilitites
Accounts payable and accrued expnese, non-current	-	162					162
Royalty agreement, non-current	-	139,227			68,202	(B)	207,429
DFC loan, non-current	-	297,993					297,993
Asset retirement obligations	-	4,854					4,854
Deferred grant income	8,482	-					8,482
Finance leases, non-current	445	147					592
Operating leases, non-current	2,111	-					2,111
Other liabilities	-	1,471					1,471
Warrant liability	364,189	14,775			(14,775)	(B)	364,189
DFC warrants	-	215,062			(215,062)	(B)	-
Deferred tax liability	15,665	-			871,637	(B)	887,302
Contract liabilities, non-current	9,602	-					9,602
Total liabilities	451,508	744,900	-		805,821		2,002,229
Commitments and contingencies
Mezzanine equity
12% Series A Cumulative Convertible Preferred Stock	10,347	-					10,347
Total mezzanine equity	10,347	-	-		-		10,347
Stockholders’ equity
Common stock	24	-			127	(B)	151
Accumulated other comprehensive income (loss)	(927)	(13,928)			13,928	(B)	(927)
Additional paid-in capital	3,003,612	617,647			(617,647)	(B)	5,277,378
					2,273,766	(B)
Accumulated deficit	(464,681)	(419,343)			419,343	(B)	(561,053)
					(96,372)	(C)
Non-controlling interest	(1,056)	-					(1,056)
Total stockholders’ equity	2,536,972	184,376	-		1,993,145		4,714,493
Total liabilities, mezzanine equity, and stockholder’s equity	$2,998,827	$929,276	$-		$2,798,966		$6,727,069

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2026
(in thousands except per share amounts)

	USAR Historical	SVRE Historical	Presentation Adjustments		Transaction Accounting Adjustments		Other Material Transactions		Pro Forma Combined
Revenue	$11,519	$588							$12,107
Cost of revenue	12,996	5,312							18,308
Gross profit	(1,477)	(4,724)	-		-		-		(6,201)
Operating expenses:
Selling, general and administrative	53,782	20,261	449	(AA)	1,380	(DD)			75,872
Research and development	25,017	-							25,017
Amortization of intangible assets	2,713	-							2,713
Other expenses, net	-	14,789							14,789
Total operating expenses	81,512	35,050	449		2,813		-		118,391
Loss from operations	(82,989)	(39,774)	(449)		(2,813)		-		(124,592)
Other (expense) income, net:
Interest income	472	1,007	(370)	(AA)					1,109
Dividend Income	26,449	-	370	(AA)					26,819
Loss on fair market value of financial instruments, net	(21,135)	-	(125,756)	(AA)			125,756	(EE)	(21,135)
Interest expense and other expense, net	(4,364)	(136,972)	126,205	(AA)	(553)	(II)	2,276	(FF)	(17,918)
							(5,964)	(GG)
							1,454	(HH)
Grant income	446	-							446
Foreign currency exchange, net	-	15,978							15,978
Total other expense, net	1,868	(119,987)	449		(553)		123,522		5,299
Loss before income taxes	(81,121)	(159,761)	-		(1,933)		123,522		(119,293)
Benefit from income taxes	(1,090)	-							(1,090)
Net loss	(80,031)	(159,761)	-		(1,933)		123,522		(118,203)
Net loss attributable to non-controlling interest	(2,709)	-							(2,709)
Net loss attributable to USA Rare Earth, Inc.	$(77,322)	$(159,761)	$-		$(1,933)		$123,522		$(115,494)

Net loss per share attributable to USA Rare Earth, Inc.:
Basic and diluted	$(0.37)	$(0.83)							$(0.34)

Number of shares used in per share calculations:
Basic and diluted	213,347	193,429							340,196

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2025
(in thousands except per share amounts)

	USAR Historical	SVRE Historical	Presentation Adjustments		Transaction Accounting Adjustments		Other Material Transactions		Pro Forma Combined
Revenue	$1,643	$2,486							$4,129
Cost of revenue	1,448	36,105							37,553
Gross profit	195	(33,619)	-		-		-		(33,424)
Operating expenses:
Selling, general and administrative	43,135	25,803	278	(AA)	96,372	(CC)			173,976
					8,388	(DD)
Research and development	15,885	-							15,885
Amortization of intangible assets	678	-							678
Other expenses, net	-	1,440							1,440
Total operating expenses	59,698	27,243	278		104,760		-		191,979
Loss from operations	(59,503)	(60,862)	(278)		(104,760)		-		(225,403)
Other (expense) income, net:
Interest and dividend income	5,446	2,671							8,117
Loss on fair market value of financial instruments, net	(244,488)	-	(7,652)	(AA)			7,652	(EE)	(244,488)
Interest expense and other expense, net	(139)	(9,873)	7,930	(AA)			4,268	(FF)	(28,615)
							(31,501)	(GG)
							700	(HH)
Foreign currency exchange, net	-	49,532							49,532
Total other expense, net	(239,181)	42,330	278		-		(18,881)		(215,454)
Loss before income taxes	(298,684)	(18,532)	-		(104,760)		(18,881)		(440,857)
Benefit from income taxes	(160)	-							(160)
Net loss	(298,524)	(18,532)	-		(104,760)		(18,881)		(440,697)
Net loss attributable to non-controlling interest	(965)	-							(965)
Net loss attributable to USA Rare Earth, Inc.	$(297,559)	$(18,532)	$-		$(104,760)		$(18,881)		$(439,732)

Net loss per share attributable to USA Rare Earth, Inc.:
Basic and diluted	$(3.31)	$(0.10)							$(1.50)

Number of shares used in per share calculations:
Basic and diluted	98,021	193,429							310,770

Please refer to the notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Pro Forma Transactions had been consummated on June 30, 2026, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statements of operations, as if the Pro Forma Transactions had been consummated on January 1, 2025, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the acquisition method of accounting in accordance with U.S. GAAP. Under this method, SVRE’s assets and liabilities are recorded at their respective fair values. Any difference between the purchase price for SVRE and the fair value of the identifiable net assets acquired (including intangibles) is recorded as goodwill. The assets and liabilities of SVRE have been measured based on various preliminary estimates using assumptions that USAR’s management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information.

The pro forma adjustments represent management’s estimates based on information available as of the date of the Form 8-K and are subject to change as additional information becomes available and additional analyses are performed.

USAR has performed a preliminary review to identify any accounting policy differences between the accounting policies used in SVRE’s financial statements and those of the Company, where the impact was potentially material and could be reasonably estimated, with the Company identifying no such differences.

2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2026

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2026 are as follows:

(A)	Reflects reclassification adjustments to conform SVRE’s historical balances to the financial statement presentation of USAR.

(B)	Reflects the purchase price allocation adjustments to record SVRE’s identifiable assets acquired and liabilities assumed at their estimated fair values as of the acquisition date. This adjustment reflects the recording of the preliminary estimate of goodwill and the elimination of the historical equity balances of SVRE. Additionally, the adjustment removes SVRE’s outstanding warrant liability, to reflect the conversion of all warrants into SVRE’s ordinary shares immediately prior to the Merger.

Pursuant to ASC 805, the preliminary purchase price was allocated among the identified net assets acquired, based on a preliminary analysis. Goodwill is recognized as a result of the Merger, which represents the excess fair value of consideration over the fair value of the underlying net assets of SVRE. The deferred income taxes represent the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes associated with estimated fair value adjustments were calculated using the statutory corporate tax rate in Brazil of 34%. The estimates of fair value are based upon preliminary valuation assumptions, and are believed to be reasonable, but are inherently uncertain and unpredictable. As a result, actual results may differ from estimates, and the difference may be material.

The following is a preliminary estimate of fair value of the assets acquired and the liabilities assumed by USAR in the Merger, reconciled to the estimated purchase consideration (in thousands):

Net Assets Identified	Preliminary Estimate of Fair Value
Cash and cash equivalents	$162,413
Accounts receivable	31
Inventories	24,667
Prepaid expenses and other current assets	4,217
Property, plant and equipment, net (incl. mineral interests)(1)	3,122,879
Other intangible assets, net(2)	246,691
Other non-current assets	218
Accounts payable	(15,698)
Accrued liabilities	(28,726)
Tax payable	(532)
Royalty agreement – current(3)	(19,429)
DFC loan, current	(6,107)
Finance lease, current	(717)
Royalty agreement – noncurrent(3)	(207,429)
DFC loan, noncurrent(4)	(297,993)
Asset retirement obligations	(4,854)
Accounts payable and accrued expense, non-current	(162)
Finance leases, non-current	(147)
Other liabilities	(1,471)
Deferred tax liabilities	(871,637)
Total net assets identified	$2,106,214
Goodwill	467,679
Total purchase consideration	$2,573,893

Value Conveyed
Cash consideration(5)	$300,000
Equity consideration(6)	2,264,259
Pre-combination expense for vested performance stock options(7)	9,634
Total purchase consideration	$2,573,893

(1)	The $3.1 billion allocated to property, plant and equipment, net, is related to development stage properties. Upon the closing of the Merger, the mine will continue to be designated as a development stage property, and related development costs will continue to be capitalized until the milestones necessary to be considered operational are achieved. An expansion and optimization project is currently being implemented that is expected to result in higher production capacity, a sustained lower operating cost profile and enhanced product quality. Construction is expected to be completed, and commercial operations are expected to commence in 2027.

(2)	Other intangible assets is comprised of an Offtake Agreement. The Offtake Agreement asset is expected to be amortized on a systematic basic using the units of production method. As of the date of this Form 8-K, delivery pursuant to the Offtake Agreement has not started. Accordingly, amortization of the Offtake Agreement had not commenced as of the pro forma transaction date and no related amortization expense has been reflected in the unaudited pro forma condensed combined statement of operations.

(3)	This reflects an increase in the fair value of the liability for royalty payments due to an increase in estimated future cash payments. The increase in estimated future cash payments is primarily related to the anticipated impact of the Offtake Agreement.

(4)	The $100.0 million Incremental Loan was deemed forgiven upon exercise of the DFC Warrants at closing of the Merger.

(5)	This amount represents cash consideration paid to SVRE’s shareholders.

(6)	Equity consideration is provided in the form of Common Stock of USAR and is calculated as 126,849,307 shares of USAR Common Stock to be issued to SVRE shareholders, multiplied by $17.85, the closing share price of USAR on September 2, 2026.

(7)	This reflects the pre-combination expense pertaining to options to purchase SVRE shares subject to performance-vesting conditions (the “Performance-Vesting Options”) which will be substituted with USAR time-vesting restricted stock units.

(C)	Reflects the impact of nonrecurring expenses related to transaction costs, primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. $0.2 million was incurred and accrued on the balance sheet as of June 30, 2026. The related income statement adjustment is reflected in adjustment (CC).

(D)	Reflects the impact of payment of accrued interest and the write-off of unamortized debt issuance costs on the Incremental Loan into additional paid-in capital. The Incremental Loan was deemed forgiven upon exercise of the DFC warrants at closing of the Merger.

3. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2026 and for the year ended December 31, 2025

The adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025 are as follows:

(AA)	Reflects a reclassification adjustment to conform SVRE’s historical expenses to the financial statement presentation of USAR.

(CC)	Reflects the recognition of nonrecurring expenses related to estimated transaction costs in the amount of $96.4 million, which are primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. The related balance sheet adjustment is reflected at adjustment (C).

(DD)	Reflects the recognition of post-combination stock-based compensation expense in the amount of $1.4 million for the six months ended June 30, 2026 and $8.4 million for the year ended December 31, 2025 related to Performance-Vesting Options which were substituted with USAR time-vesting restricted stock units.

(EE)	Reflects the elimination of the recognized loss due to the change in fair value of warrant liability in an amount equal to $125.8 million for the six months ended June 30, 2026 and $7.7 million for the year ended December 31, 2025 related to the private placement warrants issued by SVRE to its investors. These warrants were settled through equity consideration to the holders pursuant to the Merger. The related balance sheet adjustment is reflected in adjustment (B).

(FF)	Reflects the elimination of interest related to Class A Preferred Shares in an amount equal to $2.3 million for the six months ended June 30, 2026 and $4.3 million for the year ended December 31, 2025 due to their redemption pursuant to the side letter agreement, dated March 5, 2026, between SVRE and Orion.

(GG)	Reflects interest expense related to long-term debt financing of SVRE pursuant to the Retained Finance Agreement, calculated using an estimated interest rate of Term SOFR plus 4%. This adjustment also includes the amortization of estimated debt discount and debt issuance costs of $0.9 million for the six months ended June 30, 2026 and $1.9 million for the year ended December 31, 2025. An increase or decrease of one-eighth of a percent in the interest rate would not result in a significant change in interest expense for the six months ended June 30, 2026 and for the year ended December 31, 2025.

(HH)	Reflects the elimination of interest related to the OMF Credit Agreement in an amount equal to $1.5 million for the six months ended June 30, 2026 and $0.7 million for the year ended December 31, 2025 due to their repayment.

(II)	Reflects the elimination of interest expense and issuance cost amortization of $0.6 million related to the Incremental Loan for the six months ended June 30, 2026.

4. Unaudited Pro Forma Net Loss Per Share

The pro forma net loss per share calculations have been performed for the six months ended June 30, 2026 and for the year ended December 31, 2025, assuming the Pro Forma Transactions had been consummated on January 1, 2025.

(in thousands except per share amounts)	For the Six Months Ended June 30, 2026	For the Year Ended December 31, 2025
Numerator
Pro forma net loss attributable to USA Rare Earth, Inc.	$(115,494)	$(439,732)
Declared and deemed dividends, and interest accretion	(1,442)	(26,954)
Pro forma undistributed net loss attributable to USA Rare Earth, Inc.	$(116,936)	$(466,686)

Denominator
USAR weighted average number of common shares outstanding-basic	213,347	98,021
Add: Shares issued to SVRE shareholders in a Merger	126,849	126,849
Add: Shares issued in a private placement(*)	—	69,767
Add: Shares issued to DOC(*)	—	16,133
Pro forma weighted average shares of common stock outstanding – basic & diluted	340,196	310,770
Pro forma net loss per share – basic & diluted	$(0.34)	$(1.50)

*	Shares issued in a private placement, and issued to DOC for the six months ended June 30, 2026 are already reflected in the historical unaudited condensed consolidated financial statements of USAR and therefore are not reflected separately.

The Company’s potentially dilutive outstanding securities, including DOC Warrant to purchase 17,600,584 shares of USAR Common Stock were excluded from the computation of pro forma diluted net loss per share because their effect would have been anti-dilutive.